SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                        ----------------
                          SCHEDULE 13G
                        ----------------

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED
         PURSUANT TO RULES 13d-1(b)(c), (d) AND AMENDMENTS
              THERETO FILED PURSUANT TO RULE 13d-2(b)

                       (AMENDMENT NO. 2)

                   Consolidated Graphics, Inc.
                        (NAME OF ISSUER)

               Common Stock, voting, $.01 par value
                 (TITLE OF CLASS OF SECURITIES)

                            209341106
                          (CUSIP NUMBER)

                          December 31, 2000
        (Date of Event which requires Filing of this Statement)

        Check the  appropriate  box to designate the rule pursuant to which this
        Schedule is filed:

                  /x/ Rule 13d-1(b)
                  / / Rule 13d-1(c)
                  / / Rule 13d-1(d)



----------------
[FN]
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                PAGE 1 OF 6 PAGES

                               13G

CUSIP No. 209341106
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING     ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IA
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                PAGE 2 OF 6 PAGES

                               13G
CUSIP No.  209341106
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                PAGE 3 OF 6 PAGES

ITEM 1(a).  NAME OF ISSUER:  Consolidated Graphics, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               5858 Westheimer Road, Suite 200, Houston, Texas 77057

ITEM 2(a).  NAME OF PERSON FILING:
               Ardsley Advisory Partners and Philip J. Hempleman

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               262 Harbor Drive, Stamford, Connecticut 06902

ITEM 2(c). CITIZENSHIP: Ardsley Advisory Partners is a Connecticut general partnership. Mr. Hempleman is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, voting, $.01 par value

ITEM 2(e).  CUSIP NUMBER:   209341106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d- 2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

          (e) [x] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

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


          (j) (  )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. / /


ITEM 4.   OWNERSHIP.

          (a)  Amount beneficially owned: 0

          (b)  Percent of class:  0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                    0
               (ii) shared power to vote or to direct the vote
                    0
               (iii) sole power to dispose or to direct the disposition of
                     0
               (iv) shared power to dispose or to direct the disposition of
                    0

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [ x ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.


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


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below Ardsley Advisory Partners and Philip J. Hempleman certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.




                                February 13, 2001




                              /s/ Philip J. Hempleman
                              -----------------------
                              Philip J. Hempleman, as
                               Managing Partner of
                              Ardsley Advisory Partners



                              /s/ Philip J. Hempleman
                              -----------------------
                               Philip J. Hempleman


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